Exhibit 99.2

General Cannabis Corporation Provides Update About Promotional Activity Concerning Its Common Stock

DENVER, Oct. 14, 2016 -- General Cannabis Corporation (OTCQB:CANN), following up on its previous announcement that it has been made aware of recent trading and promotional activity concerning CANN common stock, today announced that it had been informed by the OTC Markets that Stockpalooza.com is the source of the unsolicited promotional newsletter emails.

The OTC Markets, as part of its ongoing dialogue with General Cannabis regarding certain promotional activities concerning the Company and its common stock, informed the Company that the promotional newsletter emails had been issued by Stockpalooza.com and provided the Company with samples of the promotional activity.

General Cannabis Corporation reaffirms that the Company, its officers, directors and, to the Company's knowledge, its controlling shareholders (i.e., shareholders owning 10% or more of the Company's securities) have not, directly or indirectly, authorized or been involved in any way (including payment to a third-party) with the creation or distribution of promotional materials by Stockpalooza.com including these email newsletters. The Company was unaware of the promotional activity until informed by OTC Markets and is unaware of the full nature and content of this promotional activity and the extent of the email newsletters' dissemination.

The Company intends to continue to stay in contact with the OTC Markets about this matter and encourages those interested in the Company to rely solely on information included in its press releases combined with its filings and disclosures made with the Securities and Exchange Commission.

About General Cannabis Corporation

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Safe Harbor

This press release may contain forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300